SLR Consulting (Canada) Ltd. 55 University Ave., Suite 501, Toronto, ON M5J 2H7

Consent of David M. Robson

I consent to all references to my name and any quotation from, or summarization of, Sections 1.1.1.2, 1.1.2.2, 1.3.9, 16.1 to 16.5, 16.7 to 16.10, 25.2, and 26.2, and my contributions to Section 27 of the technical report summary entitled "Technical Report on the Roca Honda Project, McKinley County, New Mexico, USA" dated February 22, 2022, prepared by me, included or incorporated by reference in the Registration Statement on Form S-3 of Energy Fuels Inc. being filed with the United States Securities and Exchange Commission, and any amendments or supplements thereto.

/s/ David M. Robson

David M. Robson, P.Eng., MBA

Principal Mining Engineer

Date: March 22, 2024